Exhibit 10.46

FAIRLUBO AUCTION COMPANY LIMITED

THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

May 27, 2017

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	5.3	Accession to this Agreement	28

	5.4	Transfer by the Investors	28

6.	DRAG-ALONG		28

7.	PROTECTIVE PROVISIONS AND PREFERENCE OF PREFERRED SHARES		30

	7.1	Matters Requiring Consent of Preferred Shares	30

	7.2	Dividends	33

	7.3	Liquidation Preference	34

8.	CONFIDENTIALITY AND NON DISCLOSURE		35

	8.1	Disclosure of Terms	35

	8.2	Press Release	35

	8.3	Permitted Disclosures	35

	8.4	Legally Compelled Disclosure	35

	8.5	Other Exceptions	36

	8.6	Other Information	36

	8.7	Survival	36

9.	ASSIGNMENT AND AMENDMENT		36

	9.1	Assignment	36

	9.2	Amendment of Rights	37

10.	OTHER UNDERTAKINGS OF PARTIES		37

	10.1	Non-Competition	37

	10.2	Tax Matters	38

	10.3	Control of Subsidiaries	39

	10.4	Control Documents	40

	10.5	Compliance with Law	42

	10.6	Management Personnel and Key Employees	42

	10.7	Agreements among the Investors	42

11.	GENERAL PROVISIONS		43

	11.1	Notices	43

	11.2	Entire Agreement	44

	11.3	Governing Law	44

	11.4	Severability	44

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11.5	Third Parties	44

11.6	Successors and Assigns	44

11.7	Interpretation; Captions	45

11.8	Counterparts	45

11.9	Adjustments for Share Splits, Etc.	45

11.10	Aggregation of Shares	45

11.11	Shareholders’ Agreement to Control	45

11.12	Dispute Resolution	45

11.13	Limitations on Subsequent Rights	46

11.14	Replacement	46

11.15	Several Obligations of Parties	46

EXHIBITS

Schedule of Notice Exhibit A: Particulars of Investors – Part I: Particulars of Series A Investor – Part II: Particulars of Series Al Investor – Part III: Particulars of Series B Investors

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THIS THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of May 27, 2017 by and among:

(1)           Fairlubo Auction Company Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands with its registered address at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Company”);

(2)           Fairlubo Auction HK Company Limited, a company duly incorporated and validly existing under the Laws of Hong Kong with its registered address at Rm. 1501 Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong (the “HK Company”);

(3)           Beijing Youxin Fengshun Lubao Vehicle Auction Co., Ltd. (北京优信丰顺路宝机动车拍卖有限公司), a wholly foreign owned company duly incorporated and validly existing under the Laws of the PRC with its registered address at Room 1632, #1-16, Building 1, No. A6, Jianguomenwai Street, Chaoyang District, Beijing (北京市朝阳区建国门外大街甲6号1 幢16 层A 座1-16 内 1632) (the “WFOE”);

(4)           Beijing Fengshun Lubao Vehicle Auction Co., Ltd. (北京丰顺路宝机动车拍卖有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC with its registered address at Room 1416, 14th Floor, Fengkai Wangyuan Technology Incubation Center (Wangyuan Tower), # 56 West Fourth Ring South Road, Fengtai District, Beijing (北京市丰台区西四环南路56 号丰开望园科技孵化中心（望园大厦）14 层1416 房间) (the “PRC Domestic Company”);

(5)           Tianjin Fengshun Lubao Vehicle Information Consulting Services Co., Ltd. (天津丰顺路宝机动车信息咨询服务有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC with its registered address at Room 1-208, #136 Weiguo Road, Hedong District, Tianjin (天津市河东区卫国道136 号1-208) (the “Tianjin Subsidiary”);

(6)           Shanghai Fengshun Lubao Vehicle Auction Co., Ltd. (上海丰顺路宝机动车拍卖有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC with its registered address at Room 312, #569 Anchi Road, Anting Town, Jiading District, Shanghai (上海市嘉定区安亭镇安驰路569 号312 室) (the “Shanghai Subsidiary”);

(7)           The Person listed in Part I of Exhibit A (the “Series A Investor”);

(8)           The Person listed in Part II of Exhibit A (the “Series Al Investor”); and

(9)           The Persons listed in Part III of Exhibit A (collectively the “Series B Investors” and each a “Series B Investor”).

Each of the Series A Investor, the Series Al Investor, the Series B Investors and any and all other persons and entities holding any shares of the Company from time to time shall be hereinafter referred to as a “Shareholder” and collectively, the “Shareholders.”

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1.

RECITALS

A.            On May 27, 2017, certain Shares Purchase Agreement was entered into by and among Fairlubo Corporate Limited„ PERFECT HARMONY and certain other parties named therein, pursuant to which Fairlubo Corporate Limited agreed to transfer and sell to PERFECT HARMONY a total of 70,000,000 Ordinary Shares (as defined below).

B.            On January 12, 2016, the Company, the Series A Investor, the Series Al Investor, the HK Company, the PRC Domestic Company, the WFOE, the Tianjin Subsidiary, the Shanghai Subsidiary and certain other parties named therein entered into the Secnond Amended and Restated Shareholders’ Agreement (the “Prior Shareholders Agreement).

C.            The Parties intends to enter into this Agreement to reflect the above share transfer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.             DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Additional Number” has the meaning set forth in Section 4.3(b).

“Affiliate” means (a) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (b) in the case of an individual, shall include his/her spouse, children, siblings, parents, grandchild, grandparent, and other immediate family members (connected by birth, adoption, or marriage), trustee of any trust in which any aforesaid individual is a beneficiary or a discretionary object, or any Person Controlled by any of the aforesaid individuals. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholder’s or Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor. For the avoidance of doubt, an Investor shall not be deemed to be an Affiliate of any Group Company.

“Agreement” has the meaning set forth in the preamble.

“Amended M & AA” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company as amended from time to time by Special Resolutions (as defined in the Amended M&AA).

“Applicable Price” has the meaning set forth in Section 10.7.

“As Adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Board” means the board of directors of the Company.

“Business” means the auction of Residual Second Hand Vehicles and other vehicles.

“Business Days” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Cayman Islands, or Hong Kong.

“CFC” has the meaning set forth in Section 10.2(a).

“Circular 37” means the Circular 37, issued by SAFE on July 4, 2014, titled “Notice Regarding Certain Administrative Measures on Offshore Financing and Round-trip Investments by PRC Residents Through Special Purpose Vehicles,” effective as of July 4, 2014, and any implementation or successor rule or regulation under the PRC law.

“Closing” has the meaning given to this term in the Series B Purchase Agreement.

“Code” has the meaning set forth in Section 10.2(a).

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 8.1.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the Control Documents as defined in the Series B Purchase Agreement or, upon execution of the Amended Control Documents as defined in the Series B Purchase Agreement, the Amended Control Documents.

“Conversion Shares” means the Ordinary Shares issued or issuable pursuant to conversion of the Preferred Shares.

“Disclosing Party” has the meaning set forth in Section 8.4.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, call, notes, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Fengshion Capital” means Fengshion Capital Investment Fund, LP, a limited liability partnership duly incorporated and validly existing under the Laws of Cayman Islands, being a Series B Investor under this Agreement.

“Fengshion Capital Director” has the meaning set forth in Section 2.2.

“Fengshion Nominee” has the meaning given to this term in the Series B Purchase Agreement.

“Financing Terms” has the meaning set forth in Section 8.1.

“First Participation Notice” has the meaning set forth in Section 4.3(a).

“Fully Participating Investor” has the meaning set forth in Section 4.3(b).

“Group” or “Group Companies” means the Company and its Subsidiaries (including without limitation the HK Company and the PRC Companies), and “Group Company” means any of them.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“HK Company” has the meaning set forth in the preamble.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Information Rights” has the meaning set forth in Section 2.1 (a)(vii).

“Initiating Holders” has the meaning set forth in Section 3.3(b).

“Inspection Rights” has the meaning set forth in Section 2.1(b).

“Investors” means the Series A Investor, the Series Al Investor and the Series B Investors, and “Investor” means any of them.

“Investor Directors” means the Perfect Harmony Directors and the Fengshion Capital Director, and “Investor Director” means any of them.

“IPO” means the first firm-commitment underwritten initial public offering by the Company of its Ordinary Shares pursuant to a registration statement that is filed with and declared effective by either the SEC under the Securities Act or another Governmental Authority for a Registration in a jurisdiction other than the United States.

“Junior Securities” means with respect to any Share, all equity securities of the Company rank junior to such Share with respect to dividends or distribution upon liquidation or redemption, as applicable. For example, (1) in case of Series B Preferred Shares, Junior Securities shall include the Series A Preferred Shares, the Series Al Preferred Shares, the Ordinary Shares and other securities of the Company, and (2) in case of the Series A Preferred Shares and the Series Al Preferred Shares, Junior Securities shall include the Ordinary Shares and other securities of the Company (other than Series B Preferred Shares).

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“LC” means collectively LC Fund V, L.P. and LC Parallel Fund V, L.P., each being a Series B Investor under this Agreement.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Liquidation Event” has the meaning set forth in Section 7.3(b).

“New Securities” has the meaning set forth in Section 4.2.

“Ordinary Shares” means the ordinary shares of the Company with par value of US$0.0001 per share.

“Original Series A Issue Price” means a price of US$0.279140 per Series A Preferred Share.

“Original Series Al Issue Price” means a price of US$0.075 per Series Al Preferred Share.

“Original Series B Issue Price” means a price of US$0.17 per Series B Preferred Share.

“Overallotment New Securities” has the meaning set forth in Section 4.3(b).

“Oversubscribing Fully Participating Investor” has the meaning set forth in Section 4.3(b).

“Participation Rights Holders” has the meaning set forth in Section 4.

“Perfect Harmony” means Perfect Harmony Group Limited, a BVI business company established under the Laws of the British Virgin Islands, being the Series A Investor, the Series Al Investor and a Series B Investor under this Agreement.

“Perfect Harmony Directors” has the meaning set forth in Section 2.2.

“Perfect Harmony Parent” has the meaning set forth in Section 10.7.

“Perfect Harmony Offered Shares” has the meaning set forth in Section 5.1.

“Perfect Harmony Transfer Notice” has the meaning set forth in Section 5.1.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PFIC” has the meaning set forth in Section 10.2(b).

“PRC” or “China” means the People’s Republic of China but solely for the purposes of this Agreement and other Transaction Documents excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Companies” means the WFOE, the PRC Domestic Company, the Tianjin Subsidiary, the Shanghai Subsidiary and any other Subsidiaries to be set up by any Group Company in China from time to time; and “PRC Company” means any of them.

“PRC Domestic Company” has the meaning set forth in the preamble.

“PRC GAAP” means the generally accepted accounting principles in the PRC in effect from time to time.

“Preferred Majority” means the holder(s) of at least fifty-one percent (51%) of the issued and outstanding Preferred Shares calculated on an as-converted basis.

“Preferred Supermajority” means the holder(s) of at least seventy-five percent (75%) of the issued and outstanding Preferred Shares calculated on an as-converted basis.

“Prior Shareholders Agreement” has the meaning set forth in the recitals.

“Preferred Shares” means collectively, the Series A Preferred Shares, the Series Al Preferred Shares and the Series B Preferred Shares, and a “Preferred Share” means any of them.

“Qualified IPO” has the meaning given to such term in the Amended M &AA.

“Request Notice” has the meaning set forth in Section 3.3(a).

“Residual Second Hand Vehicles” means the second hand vehicles that are materially deteriorated and become immovable.

“Right of Participation” has the meaning set forth in Section 4.

“SAFE” means the State Administration of Foreign Exchange of the PRC, including its local counterparts.

“Second Participation Notice” has the meaning set forth in Section 4.3(b).

“Second Participation Period” has the meaning set forth in Section 4.3(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series Al Closing” means the closing of the purchase and sale of Series Al Preferred Shares as contemplated under the Series Al Purchase Agreement.

“Series A Investor” has the meaning set forth in the preamble.

“Series A1 Investor” has the meaning set forth in the preamble.

“Series B Investors” has the meaning set forth in the preamble.

“Series A Preferred Shares” means the series A preferred shares of the Company, par value US$0.0001 per share, having the rights and privileges in this Agreement and the Amended M&AA.

“Series Al Preferred Shares” means the series Al preferred shares of the Company, par value US$0.0001 per share, having the rights and privileges in this Agreement and the Amended M&AA.

“Series B Preferred Shares” means the series B preferred shares of the Company, par value US$0.0001 per share, having the rights and privileges in this Agreement and the Amended M&AA.

“Series A Purchase Agreement” means certain Series A Preferred Shares Purchase Agreement entered into by and among the Series A Investor, the Company, the HK Company, the PRC Domestic Company, the WFOE, the Tianjin Subsidiary, the Shanghai Subsidiary, and certain other parties named therein on April 18, 2015, pursuant to which the Company issued to the Series A Investor 30,000,000 Series A Preferred Shares.

“Series Al Purchase Agreement” means certain Series Al Preferred Shares Purchase Agreement entered into by and among the Series Al Investor, the Company, the HK Company,

the PRC Domestic Company, the WFOE, the Tianjin Subsidiary, the Shanghai Subsidiary, and certain other parties named therein on August 3, 2015, pursuant to which the Company issued to the Series Al Investor 133,333,333 Series Al Preferred Shares.

“Series B Closing Date” means January 21, 2016.

“Series B Purchase Agreement” means certain Series B Preferred Shares Purchase Agreement dated as of January 12, 2016 entered into by and among the Series B Investor, the Company, the HK Company, the PRC Domestic Company, the WFOE, the Tianjin Subsidiary, the Shanghai Subsidiary and certain other parties named therein, pursuant to which the Company issued to the Series B Investor 145,833,333 Series B Preferred Shares .

“Share” means the Ordinary Shares, the Series A Preferred Shares, the Series Al Preferred Shares, the Series B Preferred Shares and shares of any other class or series in the share capital of the Company, and “Share” means any of them.

“Shareholder” or “Shareholders” has the meaning set forth in the preamble.

“Special Co-Sale Notice” has the meaning set forth in Section 5.1.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP or IFRS; or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, the PRC Companies and any other Subsidiary to be established by any of them from time to time.

“Target Shares” has the meaning set forth in Section 5.1.

“Trade Sale” means (i) a merger, amalgamation, consolidation or other business combination of any Group Company with or into any Person, or any other transaction or series of transactions, as a result of which the Shareholders of the Company immediately prior to such transaction or series of transactions will cease to beneficially own a majority of the voting power of the surviving entity immediately after consummation of such transaction or series of transactions, (ii) the sale, lease, transfer, exclusive license to a third party or other disposition of all or substantially all of the assets of the Group Companies taken as a whole (including the equity securities and/or contractual arrangements by which any Group Company owns and/or Controls any other Group Company, the licenses and permits necessary to conduct the business of the Group Companies in the PRC and the intellectual property assets of the Group Companies taken as a whole) or (iii) the sale (whether by merger, reorganization or other transaction) of a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company.

“Transaction Documents” means this Agreement, the Series B Purchase Agreement, the Amended M &AA, the Management Rights Letter (as defined in the Series B Purchase Agreement), the Director Indemnification Agreement (as defined in the Series B Purchase Agreement), the Control Documents, the exhibits and the schedules attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Transfer Percentage” has the meaning set forth in Section 5.1.

“U.S. GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.

“Uxin WFOE” has the meaning given to this term in the Series B Purchase Agreement.

“Vacant Investor Director” has the meaning set forth in Section 2.2(a)(ii).

“Violation” has the meaning set forth in Section 3.9(a).

“WFOE” has the meaning set forth in the preamble.

2.             INFORMATION RIGHTS, INSPECTION RIGHTS AND BOARD REPRESENTATION

2.1          Information Rights and Inspection Rights

(a)     Information Rights

The Company covenants and agrees that, commencing on the date of this Agreement, so long as an Investor holds any Preferred Share or Conversion Share, the Company will deliver to such Investor:

(i)            within ninety (90) days after the end of each fiscal year, audited annual consolidated financial statements of the Group Companies for such fiscal year, audited by an accounting firm approved pursuant to Section 7 hereof in accordance with PRC GAAP;

(ii)           within forty-five (45) days after the end of each of the first, second and third calendar quarter, unaudited quarterly consolidated financial statements of the Group Companies;

(iii)          within thirty (30) days after the end of each month, unaudited monthly consolidated financial statements of the Group Companies, accompanied by an up-to-date capitalization table of the Company (containing information of each Shareholder and the type of equity securities of the Company);

(iv)          no later than thirty (30) days before each fiscal year, an annual consolidated budget of the Group Companies for the such fiscal year;

(v)             disclosure of major projects and interested party transactions of the Group Companies, within ten (10) days after the end of each calendar month, or such other periodic operating metrics of the Group Companies as reasonably requested by such Investor;

(vi)            (x) prompt written notice of any material litigation, material judgment against any of the Group Companies, and any other event that may have a material adverse effect on the operations and financial condition of any of the Group Companies, and (y) prompt written notice of any notice from any Governmental Authority of the material non-compliance with any Laws by any of the Group Companies;

(vii)           any information delivered by the Group Companies to any of the Company’s Shareholder(s) other than such Investor (if any); and

(viii)          upon the written request by an Investor, such other information of the Group Companies as such Investor shall reasonably request (the rights to have access to the information set out in (i) to (viii) collectively, the “Information Rights”).

All the financial statements to be provided to the Investors pursuant to this Section 2.1 shall be prepared in conformance with PRC GAAP and shall consolidate all of the financial results of the Group Companies. All the information (including without limitation the financial statements) provided by the Company to the Investors pursuant to this Section 2.1 shall be verified and certified as true, correct and not misleading by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b)   Inspection Rights

Each of the Group Companies covenants and agrees that, commencing on the date of this Agreement, so long as an Investor holds any Preferred Share or Conversion Share, such Investor and Persons appointed by such Investor shall have the right to (i) visit and inspect the facilities and properties of each of the Group Companies, and examine and copy records and books of each of the Group Companies at any time during regular working hours upon reasonable prior notice to the relevant Group Company, and (ii) discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants and legal counsel (the “Inspection Rights”).

(c)   Termination of Rights

The Information Rights and Inspection Rights shall terminate upon consummation of a Qualified IPO.

2.2          Board of Directors

(a)     Number of Directors

(i)            The Company’s Amended M & AA shall provide that the Board consists of up to five (5) members, and the maximum number of directors shall not be changed except pursuant to an ordinary resolution of the shareholders in accordance with this Agreement and the Amended M&AA. Perfect Harmony shall have the right to appoint three (3) directors (the

“Perfect Harmony Directors”, each a “Perfect Harmony Director”) and may in like manner remove with or without cause any Perfect Harmony Director so appointed and may in like manner appoint another person in his stead. Fengshion Capital may appoint one (1) director (the “Fengshion Capital Director”) and may in like manner remove with or without cause the Fengshion Capital Director so appointed and may in like manner appoint another person in his stead. The holders of a majority of the Ordinary Shares, voting as a separate class, may appoint one (1) director (the “Ordinary Director”) and may in like manner remove with or without cause the Ordinary Director so appointed and may in like manner appoint another person in his stead. Kun DAI , as long as he is a director of the Company, shall be the chairman of the Board, having the right and obligation as set forth in the Amended M &AA.

(ii)        As long as Perfect Harmony has not appointed all of the Perfect Harmony Directors to the Board of the Company and the board of directors of the HK Company in accordance with this Section, then (A) with respect to each Perfect Harmony Director whose seat is vacant (the “Vacant Investor Director”), the existing Perfect Harmony Director (Kun DAI) shall be entitled to, and have the right to exercise, all the vote(s) that each such Vacant Investor Director shall have if he/she had been appointed to the Company and the HK Company, for all matters that are submitted for approval by, and in all meetings of, the Board of the Company and board of directors of the HK Company. In particular, in case of one (1) Vacant Investor Director, the existing Perfect Harmony Director (Kun DAI) shall be entitled to two (2) votes, and in case of two (2) Vacant Investor Directors, the existing Perfect Harmony Director (Kun DAI) shall be entitled to three (3) votes, for all matters that are submitted for approval by, and in all meetings of, the Board of the Company and board of directors of the HK Company; and (B) if at any time after the Series B Closing Date, Perfect Harmony notifies the Company and the HK Company in writing that it will appoint one or two Perfect Harmony Director(s) to the Board of the Company and the board of directors of the HK Company, each of the Company and the HK Company shall take all necessary corporate action to give effect to the appointment of such Perfect Harmony Director(s) and shall provide to Perfect Harmony with a copy of the updated register of directors of each of the Company and the HK Company, certified by the Chief Executive Officer of the Company as true and complete, which reflect the appointment of such Perfect Harmony Director(s), within ten (10) Business Days after Perfect Harmony’s written notice. Upon the appointment of a Perfect Harmony Director (other than Kun DAI) by Perfect Harmony, such Perfect Harmony Director shall have one (1) vote and Kun DAI shall cease to be entitled to the one vote that such Perfect Harmony Director is entitled to on the Board of the Company and the board of directors of the HK Company. Upon vacancy of a Perfect Harmony Director (other than Kun DA I) on the Board of the Company and/or the HK Company occurring because of the death, resignation or removal, the voting arrangements described in this Section 2.2(a)(ii) shall apply again.

(b)     Subsidiary Boards

The board of directors of each Subsidiary of the Company (each, a “Subsidiary Board”) shall have the same number of directors as the Board of the Company. Each Investor shall be entitled to nominate and designate the same number of director(s) to each Subsidiary Board as it is entitled to appoint to the Board of the Company as provided in Section 2.2(a) above. If at any time after the date hereof, any Investor requests in writing, each of the Group Companies shall promptly take all necessary actions and execute all necessary documents to establish or re-compose each Subsidiary Board, such that each Subsidiary Board shall consist of all of the director(s) that such Investor is entitled to appoint to the Board of the Company in accordance with this Agreement, and shall provide to such Investor with evidence proving completion of such establishment or re-composition to the satisfaction of such Investor as soon as practicably but in any case no later than one (1) month upon receipt of the foregoing request. So long as Perfect Harmony hold any Shares of the Company, Perfect Harmony shall have the right, but not the obligation, to appoint three (3) directors to serve on each Subsidiary Board, and so long as Fengshion Capital hold any Shares of the Company, Fengshion Capital shall have the right, but not the obligation, to appoint one (1) director to serve on each Subsidiary Board, provided that the maximum number of directors of such Subsidiary Board shall not exceed five (5). Each of the Group Companies covenants and agrees to take any and all action necessary to ensure that directors appointed by an Investor to serve on the Subsidiary Boards are not removed unless requested by such Investor.

(c)   Committees

Any committee, if established by any Group Company, shall include all of the Investor Directors. The number of votes that the existing Perfect Harmony Director (currently Kun DAI) may be entitled to in any committee meeting shall be consistent with the number of votes that he is entitled to in any Board meeting as provided for in Section 2.2(a)(ii). Each of the Group Companies covenants and agrees to take any and all action necessary to ensure that each Investor Director to serve on the committee is not removed unless requested by the Investor appointed him/her.

(d)   Observer

LC shall have the right, but not the obligation, to designate one representative to attend meetings of the Board and any Subsidiary Board in a non-voting observer capacity.

3.                                      REGISTRATION RIGHTS

3.1          Applicability of Rights

Each Investor shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2          Definitions

For purposes of this Section 3:

(a)           Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b)           Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to the conversion of any of the Preferred Shares issued (A) under the Series A Purchase Agreement, the Series Al Purchase Agreement and the Series B Purchase Agreement, or (B) pursuant to the Right of Participation under Section 4, and (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares described in clause (1) of this subsection (b), and (3) Ordinary Shares issued or issuable in respect of the Ordinary Shares described in clause (1) and (2) above upon any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the Shares, and (4) any depositary receipts issued by an institutional depositary representing any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)           Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all securities, warrants or other rights which are, directly or indirectly, convertible, exercisable or exchangeable into or for Registrable Securities.

(d)           Holder. For purposes of this Section 3, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 3 have been duly assigned in accordance with this Agreement.

(e)           Form F-3 or Form S-3. The term “Form F-3” or “Form S-3” means such respective form under the Securities Act (including Form S-3 or Form F-3, as appropriate) or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)            SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g)           Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3.3, 3.4 and 3.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, disbursements of counsels for the Company, fees and disbursements of one counsel for the Holders, fees and disbursements for any special legal opinions as requested by the Company, the underwriters or their counsels, “blue sky” fees and expenses and the expense of any special audits incidental to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h)           Selling Expenses.   The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 3.3, 3.4 or 3.5 hereof.

(i)           Exchange Act.   The term “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and any successor statute.

3.3          Demand Registration

(a)             Request by Holders. Subject to the terms of this Agreement, if the Company shall, at any time after the expiry of one hundred eighty (180) days following the effective date of a registration statement for an IPO, receive a written request from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act (other than Form F-3 or Form S-3) covering the registration of a minimum fifteen percent (15%) of the Registrable Securities of such requesting Holders with an anticipated gross proceeds from the registration exceeding US$500,000 pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all the Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all the Registrable Securities that the Holders request to be registered and included in such registration by a written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice.

For the purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such event all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, and to U.S. law and the SEC, shall be deemed to refer to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

(b)           Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company or any Subsidiary of the Company; provided further, that at least thirty percent (30%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)           Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three (3) such demand registrations pursuant to this Section 3.3 provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 3.3 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 3.3.

(d)             Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting registration pursuant to this Section 3.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its Shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

3.4          Piggyback Registrations

Subject to the terms of this Agreement, if the Company proposes to register for its own account any of its equity securities in connection with the public offering of such securities, or if any demand registration of equity securities is requested by investors making equity investment in the Company subsequent to the equity investment in the Company by the Holders, the Company shall notify all the Holders of the Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company or any subsequent investors, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company or any subsequent investors with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Shareholder of the Company shall be granted the piggyback registration right under this Section 3.4 that is superior to those of the Holders without prior written consent of the Preferred Supermajority.

(a)           Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of the Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All the Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 3.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including the Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of the Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of shares of the Registrable Securities, on a pro rata basis, for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b)           Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5          Form F-3 or Form S-3 Registration

In case the Company shall receive from any Holder or Holders of any Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 or Form S-3 for which the reasonably anticipated aggregate offering price to the public would exceed US$500,000 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)             Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of the Registrable Securities; and

(b)             Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i)              if Form F-3 or Form S-3 is not available for such offering by the Holders;

(ii)             if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 or Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 or Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders initiating such registration request pursuant to this Section 3.5; provided that the Company shall not register any of its other Shares during such sixty (60) day period. A registration right under Section 3.5 shall not be deemed to have been exercised until such deferred registration shall have been effected.

(iii)            if the Company has, within the twelve (12) month period preceding the date of such request, already effected two Form F-3 or Form S-3 registrations pursuant to this Section 3.5; or

(iv)            in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 or Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c)           Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of the Registrable Securities under this Section 3.5.

(d)           Underwriting. If the Holders of Registrable Securities requesting registration under this Section 3.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 3.3(b) shall apply to such registration.

3.6          Expenses

All Registration Expenses incurred in connection with any registration pursuant to Sections 3.3, 3.4 or 3.5 (but excluding the Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 3.3, 3.4 or 3.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all the Selling Expenses, in connection with such offering by the Holders.

3.7         Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)           Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of the Registrable Securities registered under Form F-3 or Form S-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of the Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)           Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)                             Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                            Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)                             Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

(f)                              Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                             Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of the Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any.

3.8                               Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

3.9                               Indemnification

In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a)                                 By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)                                     any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)                                  the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)                               any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling Person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling Person of such Holder.

(b)                                 By Selling Holders. To the extent permitted by law, each selling Holder will, if the Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or such other Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section (b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)                                  Notice. Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

(d)                                 Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 3.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 3.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)                                  Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

3.10                  Termination of the Company’s Obligations

The Company’s obligations under Sections 3.3, 3.4 and 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 3.3, 3.4 or 3.5 shall terminate upon the seventh (7th) anniversary of the Qualified IPO.

3.11                  No Registration Rights to Third Parties

Without the prior written consent of the Preferred Supermajority, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 3, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities. In any event, if the Company grants to any holder of the Company’s security any registration right of any nature that are superior to the Holders, as determined in good faith by the Board, the Company shall grant such superior registration right to the Holders as well.

3.12                  Assignment of Registration Rights

Subject to prior written notification by the Holder to the Company, the right to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder provided that: (i) the Holder is transferring all its Registrable Securities; (ii)

the Holder is transferring at least 100,000 Registrable Securities; (iii) the Holder is transferring its Registrable Securities to a constituent partner or shareholder who agrees to act through a single representative; or (iv) the Holder is transferring its Registrable Securities an Affiliate of such Holder; provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

3.13                        Market Stand-Off

Each of the Shareholders (if any) hereby agrees that, if and to the extent requested by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 3.13 applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to the Registrable Securities actually sold pursuant to such registration statement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified I PO a market stand-off agreement containing substantially similar provisions as those contained in this Section 3.13.

3.14                        Rule 144 Reporting

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                            file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)                             so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

4.                                      RIGHT OF PARTICIPATION

Each Investor, and any other holder of the Preferred Shares to which rights under this Section 4 have been duly assigned in accordance with Section 8.1 (each hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined in Section 4.1), of all (or any part) of any New Securities (as defined in Section 4.2) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”). Each Participation Rights Holder may apportion, at its sole discretion, its Pro Rata Shares among its Affiliates in any proportion.

4.1                               Pro Rata Share

A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of the Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all Participation Rights Holders immediately prior to the issuance of the New Securities giving rise to the Right of Participation.

4.2                               New Securities

“New Securities” shall mean any Preferred Shares, any other Shares of the Company designated as “preferred shares”, Ordinary Shares or other Shares of the Company, whether now authorized or not, any Equity Securities of the Company, or rights to purchase the said Equity Securities, or securities of any class whatsoever that are, or may become, convertible or exchangeable into said Equity Securities, provided, however, that the term “New Securities” shall not include:

(a)                                 (i) any of the options, warrants or other securities arrangements to purchase any Ordinary Shares issued from time to time to the employees, officers or directors of the Group Companies pursuant to the Company’s employee stock option plan or other equity incentive plan having been approved pursuant to Section 7 hereof and the Amended M&AA; and

(ii) any Ordinary Shares issuable upon exercise or conversion of the forgoing options, warrants or other securities arrangements;

(b)                                 any Series B Preferred Shares issued under the Series B Purchase Agreement, and any Ordinary Shares issued pursuant to the conversion of any Preferred Shares;

(c)                                  any securities issued or issuable in connection with any share split, share dividend or any subdivision of Ordinary Shares or other similar event in which all the Participation Rights Holders are entitled to participate on a pro rata basis;

(d)                                 any securities issued as a dividend or distribution on the Preferred Shares in accordance with the Amended M&AA;

(e)                                  any securities issued pursuant to transactions with strategic partners or transactions with financial institutions or lessors in connection with loans, credit arrangements, equipment financings or similar transactions, each such transaction having been approved pursuant to Section 7 hereof and the Amended M &AA;

(f)                                   any securities issued pursuant to a Qualified IPO; and

(g)                                  any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such acquisition has been approved pursuant to Section 7 hereof and the Amended M&AA.

4.3                               Procedures

(a)                                 First Participation Notice. In the event that the Company proposes to undertake an issuance of any New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue such New Securities (the “First Participation Notice”), describing the amount and class of the New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have thirty (30) days from the date of receipt of any such First Participation Notice to agree on behalf of itself or its Affiliates in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of the New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such thirty (30) day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of such New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b)                                 Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to fully exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to the other Participation Rights Holders who have fully exercised their Right of Participation (the “Fully Participating Investors”) in accordance with subsection (a) above, which notice shall set forth the number of the New Securities not purchased by the other Participating Rights Holders pursuant to subsection (a) above (such shares, the “Overallotment New Securities”). Each Fully Participating Investor shall have ten (10) days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of additional New Securities the Fully Participating Investors propose to buy exceeds the total number of the Overallotment New Securities, each Fully Participating Investor who proposes to buy more than such number of additional New Securities equal to the product obtained by multiplying (i) the number of the Overallotment New Securities by (ii) a fraction, the numerator of which is the number of the Ordinary Shares (calculated on a fully-diluted and as- converted basis) held by such Fully Participating Investor and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all Fully Participating Investors (each, an “Oversubscribing Fully Participating Investor”) will be cut back by the Company with respect to its oversubscription to that number of the Overallotment New Securities equal to the lesser of (x) its Additional Number and (y) the product obtained by multiplying (i) the number of the Overallotment New Securities available for subscription by (ii) a fraction, the numerator of which is the number of the Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Oversubscribing Fully Participating Investor and the denominator of which is the total number of the Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the Oversubscribing Fully Participating Investors. Each Fully Participating Investor shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 4.3 and the Company shall so notify the Fully Participating Investors within fifteen (15) days following the date of the Second Participation Notice.

4.4                               Failure to Exercise

If Participating Rights Holders fail or decline to exercise their rights or purchase all New Securities included in the First Participation Notice in accordance with Section 4.3, the Company shall have ninety (90) days following the expiration of the periods as provided in Section 4.3, to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms no more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90)-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.

4.5                               Termination

The Right of Participation shall terminate upon the closing of a Qualified IPO.

5.                                      TRANSFER RESTRICTIONS

5.1                               Co-Sale Right with respect to the Transfer by Perfect Harmony.

If at any time after the date hereof, Perfect Harmony proposes to sell or transfer any Shares held by it (such shares, “Perfect Harmony Offered Shares”) to any Person (other than to an Affiliate of Perfect Harmony), Perfect Harmony shall promptly notify other Series B Investors (excluding such Series B Investor itself or its Affiliates being a transferee or acquirer of the Perfect Harmony Offered Shares, the “Special Co-Sale Holder”) by a written notice (“Perfect Harmony Transfer Notice”) describing in reasonable detail the proposed sale or transfer or exchange including, without limitation, the number and class of Perfect Harmony Offered Shares to be sold or transferred or exchanged, the nature of such sale or transfer or exchange, the consideration to be paid, and the name of each prospective purchaser or transferee or acquirer, and each Special Co-Sale Holder shall have the right, exercisable upon written notice to Perfect Harmony (the “Special Co-Sale Notice”) within twenty (20) days after receipt of the Perfect Harmony Transfer Notice, to participate in such sale or transfer or exchange at the same price and subject to the same terms and conditions as set forth in the Perfect Harmony Transfer Notice. The Special Co-Sale Notice shall set forth the number of Shares (on an as-converted basis) that the Special Co-Sale Holder wishes to include in such sale or transfer or exchange, which amount shall not exceed the total number of Shares (on an as-converted basis) held by such Special Co- Sale Holder. To the extent any Special Co-Sale Holder exercises such right of co-sale in accordance with the terms and conditions set forth below, the number of the Perfect Harmony Offered Shares that Perfect Harmony may sell in the transaction shall be correspondingly reduced. The co-sale right of the Special Co-Sale Holders shall be subject to the following terms and conditions:

(a)                                 Co-Sale Portion. Each Special Co-Sale Holder shall be entitled to sell up to all of the Shares held by it (on an as-converted basis) pursuant to its co-sale right under this Section 5.1.

(b)                                 Transferred Shares. Each Special Co-Sale Holder shall effect its participation in the sale by promptly delivering to Perfect Harmony for transfer to the prospective purchaser one or more duly executed instruments of transfer and other transfer documents required by the applicable Laws, which represent the number of the Shares which such Special Co-Sale Holder elects to sell.

(c)                                  Payment to Special Co-Sale Holders; Registration of Transfer. The duly executed instruments of transfer that each Special Co-Sale Holder delivers to Perfect Harmony pursuant to subsection (b) above shall be transferred to the prospective purchaser in consummation of the sale of Shares pursuant to the terms and conditions specified in the Perfect Harmony Transfer Notice, and Perfect Harmony shall concurrently therewith remit to each Special Co-Sale Holder that portion of the sale proceeds received by Perfect Harmony to which such Special Co-Sale Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from any Special Co-Sale Holder, Perfect Harmony shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, Perfect Harmony shall purchase from such Special Co-Sale Holder such Shares or other securities such Special Co-Sale Holder elects to sell; provided that such purchase shall be effected immediately prior to or concurrently with the sale of the Perfect Harmony Offered

Shares and the payment of the consideration made by Perfect Harmony to such Special Co-Sale Holder shall be conditioned on, and take place after, the actual and full payment made by the transferee or acquirer of the Perfect Harmony Offered Shares, provided further, if the transferee or acquirer pays the consideration for the Perfect Harmony Offered Shares in instalments, Perfect Harmony shall make payment to such Special Co-Sale Holder on a pro rata basis immediately after receiving each instalment. The Company shall, upon surrendering by the prospective purchaser or Perfect Harmony of the duly executed instruments of transfer and certificates for the Shares being transferred from such Special Co-Sale Holder as provided above, make proper entries in the register of members of the Company and cancel the surrendered certificates and issue any new certificates in the name of the prospective purchaser or Perfect Harmony, as the case may be, as necessary to consummate the transactions in connection with the exercise by any Special Co-Sale Holder of its co-sale rights under this Section 5.1.

5.2                               Term

The provisions under this Section 5 shall terminate upon the consummation of a Qualified IPO.

5.3                         Accession to this Agreement

Each party agrees that, if any Shareholder transfers any Shares to any third party transferee, such Shareholder shall cause such third party transferee to execute a deed of accession in form and substance approved by the Board and become a party to, and to be bound by, this Agreement (and each other relevant Transaction Documents), assuming all the rights and obligations of such Shareholder under this Agreement (and each other relevant Transaction Documents) with respect to the Shares to be transferred.

5.4                         Transfer by the Investors

For the avoidance of doubt, subject to Section 5.1, each Investor shall have the right to sell, assign and transfer any and all of the Shares or Equity Securities of the Company held by it to any Person, provided that such Investor shall notify the Company of such proposed transfer and assignment in advance. The transfer restrictions and requirements provided in this Section 5 (except for Section 5.1 with respect to Perfect Harmony) shall not apply to any sale or transfer of any Shares or Equity Securities by any Investor.

6.                                      DRAG-ALONG

6.1                               Drag-Along

If after the fourth (4th) anniversary of the Series B Closing Date, the Preferred Supermajority (the “Drag-Along Requestors”) approves a Trade Sale which values the Company at least US$180,000,000 (the “Drag-Along Transaction”) and notify the Company and other Shareholders in writing (“Drag Notice”), then each Shareholder hereby agrees:

(a)                                 if such Drag-Along Transaction requires a Shareholder’s approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Drag-Along Transaction (together with any related amendment to the Amended M&AA required in order to implement such Drag-along Transaction) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Drag-along Transaction;

(b)                            if such Drag-along Transaction is a sale of Shares of the Company, to sell the same proportion of Shares of the Company held by such Shareholder as is being sold by the Drag-Along Requestor(s) to the Person(s) to whom the Drag-Along Requestor(s) propose to sell their Shares, and on the same terms and conditions as the Drag-Along Requestor(s);

(c)                             to execute and deliver all related documentation and take such other action in support of the Drag-Along Transaction as shall reasonably be requested by the Company or the Drag-Along Requestor(s) in order to carry out the terms and provision of this Section 6, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)                            not to deposit, and to cause their Affiliates or Permitted Transferee not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate or Permitted Transferee in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Drag-Along Transaction;

(e)                             to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Transaction; and

(f)                              if the consideration to be paid in exchange for the Shares pursuant to this Section 6 includes any securities and due receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

Notwithstanding any provision in this Agreement and the Amended M&A to the contrary (including without limitation Section 7.1), to the extent permitted by applicable laws, any Drag-Along Transaction contemplated under this Section 6 shall not be subject to a prior written consent or approval of any shareholder except those specifically set forth in this Section 6, and the proceeds of transactions contemplated under this Section 6 shall be distributed pursuant to Section 7.3. The Company shall use all reasonable efforts to cause all Members to be subject to the obligations set forth in this Section 6.

6.2                               Termination.

The obligation under this Section 6 shall be terminated upon a Qualified IPO.

7.                                      PROTECTIVE PROVISIONS AND PREFERENCE OF PREFERRED SHARES

7.1                               Matters Requiring Consent of Preferred Shares

In addition to any other vote or consent required elsewhere in this Agreement, the Amended M&AA or by any applicable Law, each Group Company shall not take any of the following actions without the affirmative vote or prior written consent of the Preferred Supermajority:

(a)                                 any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any class, series or type of Preferred Shares;

(b)                                 any issuance of the Series A Preferred Shares other than in accordance with the Series A Purchase Agreement, any issuance of the Series Al Preferred Shares other than in accordance with the Series Al Purchase Agreement, or any issuance of the Series B Preferred Shares other than in accordance with the Series B Purchase Agreement;

(c)                                  any authorization, creation or issuance by the Company of any class or series of Shares or Equity Securities, any instruments that are convertible into Equity Securities, or the reclassification of any outstanding securities into Equity Securities, having rights, powers or preferences, such as dividend rights, redemption rights or liquidation preferences, superior to or on a parity with the Series A Preferred Shares, the Series Al Preferred Shares or the Series B Preferred Shares;

(d)                                 any issuance, increase or reduction of any Equity Securities of any Group Company, or any issuance, increase or reduction of any options or warrants for, or any securities exchangeable for or convertible into, or any right to purchase, any Equity Securities of any Group Company, or any action to dilute or reduce any Investor’s equity interest in any Group Company;

(e)                                  adoption, amendment, alteration, or waiver of any provision of the memorandum and articles of association or other charter documents of any Group Company;

(f)                                   unless otherwise provided in this Agreement, any increase or decrease in the authorized number of shares of any class of shares or the registered capital of any Group Company;

(g)                                  any repurchase or redemption of any Equity Securities of any Group Company, other than pursuant to (1) the redemption right of the holders of the Preferred Shares as provided in the Amended M&AA or (2) contractual rights to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Group Companies upon termination of their employment or services pursuant to any incentive plan or award agreement approved in accordance with this Agreement and the Amended M&AA;

(h)                                 any Trade Sale;

(i)                                     any increase or decrease in the authorized size of the board of directors of any Group Company, or amendment to the rules or mechanisms for the appointment, removal or replacement of any director or to the power of any director;

(j)                                    any reorganization, split, Liquidation Event or any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(k)                                 any mergers, acquisition, spin-off or reorganization of any Group Company, or any waiver or dilution of any Group Company’s equity interest;

(l)                                     termination of, or any amendment to, any Control Document or any other document through which a Group Company effects Control over another Group Company;

(m)                             declaration and/or payment of any dividends or other distributions on any securities of any Group Company;

(n)                                 adoption of or any amendment to the annual business plan or annual budget of any Group Company;

(o)                                 any lease or rent of fixed assets or real properties in excess of US$100,000 in a fiscal year by any Group Company to any Person;

(p)                                 any transaction involving a Group Company, on the one hand, and any Group Company’s employees, officers, directors or shareholders or any Affiliate of the Group Company’s shareholders or any of its officers, directors or shareholders, on the other hand, except for employment contracts between a Group Company and an employee or officer; or any transfer of assets or other related transaction between any Group Companies or any payment made by any Group Company to any Related Party (as defined in the Series B Purchase Agreement), each in excess of US$500,000 in a single transaction or in excess of US$3,000,000 in aggregate in any financial year;

(q)                                 any investment by any Group Companies;

(r)                                    establishment of any joint venture with any third party or Subsidiaries with any third party;

(s)                                   any material alteration or change to, or termination of any principal business of any Group Company or entry into a new line of business;

(t)                                    except in the course of conducting ordinary business by the Group Companies as approved by the Board, sell, transfer, license, charge, mortgage, license, encumber or otherwise dispose of or create any exclusive third party right on intellectual  property of any Group Company;

(u)                                 incurrence of any indebtedness or loan from any bank or financial institution in excess of US$100,000 in one transaction or in excess of US$250,000 annually, incurrence of any loan or obtaining financial support from any Person other than a bank or a financial institution, provision of any loan to any party, provision of any guarantee for indebtedness, provision of mortgage or other security with any asset of any Group Company, or any issuance or creation of any bond or debenture by any Group Company to any Person (including without limitation, any employee or director of any Group Company) except for trade payables or accruals incurred in the ordinary course of business;

(v)                                 adoption or approval of, or any amendment to, the compensation systems, annual bonus plans, distribution and allocation plans, employee stock option plan or other equity incentive plan, or share purchase programs of any Group Company;

(w)                               appointment, replacement or removal of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, president, vice president, chairman, manager or other officers at the same or senior level of any Group Company whose annual salary and bonus exceeds US$100,000;

(x)                                 appointment or change of the auditors of any Group Company or any adoption or change of any treasury policy, accounting policy, or fiscal policy, or any change to the fiscal year of any Group Company;

(y)                                 initiation, waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving claims of more than RMB1,000,000;

(z)                                  making any raise by more than fifty percent (50%) in compensation in any twelve (12) month period of any employee or director of any Group Company with yearly salary of at least RMB300,000;

(aa)                          any incurrence of expenditure in excess of ten percent (10%) of the monthly consolidated budget of the Company, except for those in accordance with the previously approved annual budget, business and financial plan;

(bb)                          entry into any commitment which involve expenditure of US$200,000 or more by the Group Companies in aggregate;

(cc)                            any other event which may negatively affect the rights, preferences, privileges or powers of any Preferred Shares herein; or

(dd)                          any agreement or commitment to do any of the foregoing, or any resolution approving any of the foregoing,

provided that, where a Special Resolution or an ordinary resolution, as the case may be, is required by applicable Law to approve any of the matters listed above, and such matter has not received consent of the Preferred Supermajority, then the Shares held by the holders who voted against the Special Resolution or the ordinary resolution, as the case may be, shall together carry the number of votes equal to the votes of all members who voted for the resolution plus one; provided, further, that, if the occurrence of the matter as set forth in item (i) above adversely affects any Investor’s right to appoint, remove or replace any director of any Group Company, such matter shall also require the consent of such Investor so affected.

7.2                                             Dividends

(a)                                 Subject to the provisions of this Agreement, the Amended M&AA and any applicable Laws, the Board may from time to time declare dividends and other distributions on the issued and outstanding Shares of the Company and authorize payment of the same out of the funds of the Company legally available therefor.

(b)                                 As to the dividend payment, (1) the Preferred Shares shall rank senior and prior to the Ordinary Shares and other Junior Securities, (2) the Series B Preferred Shares shall rank senior and prior to the Series A Preferred Shares and the Series A1 Preferred Shares, and (3) Series A Preferred Shares and Series A1 Preferred Shares shall rank pari passu with each other.

(c)                                  Subject to Section 7.1, the Board may from time to time declare dividends and other distributions on issued and outstanding shares of the Company and authorize payment of the same out of the funds of the Company lawfully available therefor. When and if declared by the Board, (A) each holder of the Series B Preferred Shares shall be entitled to, prior and in preference to any declaration or payment of any dividend on the Series A Preferred Shares, Series Al Preferred Shares, the Ordinary Shares and other Junior Securities, dividends carried at the rate of five percent (5%) per annum of the Original Series B Issue Price (As Adjusted) on each Series B Preferred Share held by such holder, for each year such Series B Preferred Share was issued and outstanding (or pro rata for a partial year); (B) after the payment of dividends on the Series B Preferred Shares in full, each holder of the Series A Preferred Shares and each holder of the Series Al Preferred Shares shall be entitled to, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares and other Junior Securities, dividends carried at the rate of five percent (5%) per annum of the Original Series A Issue Price (As Adjusted) on each such Series A Preferred Share held by such holder and dividends carried at the rate of five percent (5%) per annum of the Original Series Al Issue Price (As Adjusted) on each such Series Al Preferred Share held by such holder (as the case may be), for each year such Series A Preferred Share or such Series Al Preferred Share (as the case may be) was issued and outstanding (or pro rata for a partial year); and (C) each holder of the Preferred Shares shall have the right to participate in any distribution among other Shares or Equity Securities of the Company pro rata based on the number of Ordinary Shares held by each such holder (calculated on an as-converted basis). Unless and until any dividends or other distributions in like amount have been paid in full on the Series B Preferred Shares (on an as-converted basis), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. Unless and until any dividends or other distributions in like amount have been paid in full on the Series A Preferred Shares and the Series Al Preferred Shares (on an as-converted basis), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property. The above dividends shall be payable and accrue when, as and if declared by the Board and shall be cumulative;

(d)                                 If the Company has declared or accrued but unpaid dividends with respect to any Preferred Share upon the conversion of such Preferred Share as provided in Amended M&AA, then the Company shall, at its discretion, opt to, (i) as agreed by the holders of such Preferred Shares to be converted, convert all such declared or accrued but unpaid dividends on such Preferred Share to be converted into the Ordinary Shares pursuant to Amended M&AA at the then-effective applicable Conversion Price (as defined in the Amended M&AA) on the same basis as such Preferred Share to be converted, or (ii) pay off all such dividends by cash upon conversion of such Preferred Shares.

7.3                               Liquidation Preference

(a)                                 Upon the occurrence of any Liquidation Event, whether voluntary or involuntary, the assets of the Company legally available for distribution shall be distributed among the holders of the issued and outstanding Shares in the following order and manner:

(i)                       in priority to any payment to the holders of Series A Preferred Shares, the holders of Series Al Preferred Shares, the holders of Ordinary Shares and the holders of other Junior Securities, pay to each holder of Series B Preferred Shares an amount per Series B Preferred Share equal to (x) one hundred and fifty percent (150%) of the Original Series B Issue Price (As Adjusted), plus (y) any declared but unpaid dividend on such Series B Preferred Shares;

(ii)                    after the payment to the holders of Series B Preferred Shares has been fully made in accordance with Section 7.3(a)(i), in priority to any payment to the holders of Ordinary Shares and the holders of other Junior Securities, pay to each holder of Series A Preferred Shares and each holder of Series Al Preferred Shares, pari passu as between themselves, an amount per Series A Preferred Share or per Series Al Preferred Share, as the case may be, equal to (x) one hundred and fifty percent (150%) of the Original Series A Issue Price (As Adjusted) or one hundred and fifty percent (150%) of the Original Series Al Issue Price (As Adjusted), as the case may be, plus (y) any declared but unpaid dividend on such Series A Preferred Shares or such Series Al Preferred Shares, as the case may be; and

(iii)                 after the payments to the holders of the Series B Preferred Shares, the holders of the Series A Preferred Shares and the holders of the Series Al Preferred Shares have been fully made in accordance with Section 7.3(a)(i) and Section 7.3(a)(ii), pay and distribute all of the remaining assets of the Company available for distribution among the holders of the Preferred Shares and the holders of the Ordinary Shares pro rata based on the number of Ordinary Shares held by each such holder (assuming full conversion of all Preferred Shares).

(b)                            Liquidation Event. Any of the following events shall be treated as a liquidation (each, a “Liquidation Event”) under this Section 7.3 unless waived in writing by the Preferred

Supermajority: (i) any liquidation, winding-up, or dissolution of any Group Company, and (ii) any Trade Sale.

8.                                      CONFIDENTIALITY AND NON DISCLOSURE

8.1                               Disclosure of Terms

The terms and conditions of this Agreement and the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, and the documents, materials, and other information of the Group Companies of a confidential nature obtained by the holders of the Preferred Shares upon exercising the Information Rights and Inspection Rights, and all information of a confidential nature furnished by any party hereto and by representatives of such party to any other party hereto or any of the representatives of such party shall be considered confidential information (collectively with the Financing Terms, the “Confidential Information”) and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

8.2                               Press Release

No announcement regarding any of the Financing Terms (including an Investor’s subscription of Preferred Shares of the Company) in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Board and the Preferred Supermajority.

8.3                               Permitted Disclosures

Notwithstanding the foregoing, the Company and the Investors may disclose (i) the Confidential Information to its current or bona f ide prospective investors, Affiliates and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such Persons are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such party’s operations, in each case as such party reasonably deems appropriate, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other parties hereto. Any party hereto may also provide disclosure in order to comply with applicable laws, as set forth in Section 8.4 below.

8.4                               Legally Compelled Disclosure

Except asset forth in Section 8.2 above, in the event that any party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other laws and regulations of any jurisdiction) to disclose any Confidential

Information, such party (the “Disclosing Party”) shall, to the extent legally permitted and reasonably possible, provide the other parties hereto with prompt written notice of that fact and consult with the other parties hereto regarding such disclosure. At the request of the other parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information

8.5                         Other Exceptions

Notwithstanding any other provision of this Section 8, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

8.6                         Other Information

The provisions of this Section 8 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

8.7                               Survival

The obligations of each party hereto under this Section 8 shall survive and continue to be binding upon such party for a period of five (5) years after the earlier of (i) the termination of this Agreement; and (ii) the first date that such party no longer holds any Shares and ceases to be a party to this Agreement.

9.             ASSIGNMENT AND AMENDMENT

9.1                               Assignment

Notwithstanding anything herein to the contrary:

(a)                                      Information Rights, Inspection Rights. The rights of each Investor under Section 2.1 may be assigned to any permitted transferee(s) of such Investor; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 9.

(b)                                      Rights of Participation; Right of First Refusal; Co-Sale Rights; Drag- Along Rights; Protective Provisions; other Preference Rights. The rights of each Investor under

Sections 4, 5, 6 and 7 are fully assignable in connection with a transfer of the Shares entitled to such rights by such Investor, as the case may be; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by such assigning party at the time of such assignment, stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 9.

9.2                               Amendment of Rights

Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; and (ii) as to an Investor, only by such Investor; and (iii) as to the holders of the Ordinary Shares, by the Shareholders holding at least a majority of the issued and outstanding Ordinary Sharesprovided, however. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Company, the Investors, each holder of the Shares and their respective Permitted Transferees.

10.                               OTHER UNDERTAKINGS OF PARTIES

10.1                        Non-Competition

Each Series B Investor respectively agrees that, without the consent of the Company, (i) for as long as Perfect Harmony holds any Shares, (A) Perfect Harmony shall not, and shall procure its Affiliates not to engage in the auction business of Residual Second Hand Vehicles within the territory of the PRC other than through the Group Companies, and (B) if the Board approves that any Group Company shall engage in the trading of auto parts, Perfect Harmony shall not, and shall procure its Affiliates not to engage in the trading of auto parts that may compete with the Group Companies; For the avoidance of doubt, except for the restrictions as set forth in the preceding sentence, Perfect Harmony and its Affiliates (other than the Group Companies) shall have the right and at its sole discretion to conduct any kind or type of business, whether or not competing with the business the Group Companies currently conducting or proposing to conduct;

(ii)                                  for as long as an Investor holds any Shares, such Investor shall not make any equity investment (including without limitation, by means of setting up new Subsidiary, joint venture, or acquiring securities thereof) and shall cause its Affiliates not to make any equity investment, in any Person that (i) owns, operates or Controls the website located at www.bochewang.com.cn or under the trade name of “博车”, or (ii) owns, operates or Controls the website located at www.jingyoutimes.com or under the trade name of “精友”, (iii) owns, operates or Controls the website located at www.tengxincar.com or under the trade name of “腾信”, (iv) owns, operates or Controls the website located at www.bjdxh.com or under the trade name of “德信行”, or (v) owns, operates or Controls the website located at www.7-che.com or under the trade name of “7 车”; For the avoidance of doubt, except for the Persons as set forth in the preceding sentence, each Investor and its Affiliates shall have the right and at its sole discretion to invest in any kind or type of business, whether or not competing with the business the Group Companies currently conducting or proposing to conduct;

(iii)                               for as long as an Investor holds any Shares, such Investor shall, within its capacity and to the extent practical, provide technical and general operational support to the Group Companies for carrying out the Business; and

(iv)                              for as long as an Investor holds any Shares, in the event that the Company seeks the possibility of an IPO, such Investor shall cooperate with the Company to enter into a customary non-compete agreement as expressly required by the applicable listing rule.

10.2                        Tax Matters

(a)                                      The Company shall not, without the written consent of the Preferred Majority, issue or transfer securities in the Company to any investor if following such issuance or transfer the Company, in the determination of counsel or accountants for the investor, would be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the securities held by investor. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Investors: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide each Investor with access to such other Company information as may be required by such Investor to determine the Company’s status as a CFC to determine whether such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the Code) on its United States federal income tax return, or to allow such Investor to otherwise comply with applicable United States federal income tax laws. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a CFC and regarding whether any portion of the Company’s is income is Subpart F income. In the event that the Company is determined by the Company’s tax advisors or by the counsel or accountants for any Investor to be a CFC with respect to the securities held by such Investor, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F income. In the event that the Company is determined by the counsel or accountants for any Investor to be a CFC with respect to the securities held by such Investor, the Company agrees, to the extent permitted by law, to annually make dividend distributions to such Investor in an amount equal to 50% of any income deemed distributed to such Investor pursuant to Section 951(a) of the Code.

(b)                                      The Company will not be at any time during the calendar year in which the Closing (as defined in the Series B Purchase Agreement) occurs a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”). The Company shall use its best efforts to avoid being a PFIC. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify each Investor of such status or risk, as the case may be. In connection with a “Qualified Electing Fund” election made by any Investor pursuant to Section 1295 of the Code or a

“Protective Statement” filed by such Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to each Investor in the form satisfactory to such Investor as soon as reasonably practicable following the end of each taxable year of such Investor (but in no event later than 90 days following the end of each such taxable year), and shall provide such Investor with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that any Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code, the Company agrees, to the extent permitted by law, to make a dividend distribution to such Investor (no later than 90 days following the end of such Investor’s taxable year or, if later, 90 days after the Company is informed by such Investor that such Investor has been required to recognize such an income inclusion) in an amount equal to 50% of the amount so included by such Investor.

(c)                                       The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as corporation for United States federal income tax purposes.

(d)                                      The Company shall make due inquiry with its tax advisors on at least an annual basis regarding whether any Investor’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B (and the Company shall duly inform such Investor of the results of such determination), and in the event that the Company’s tax advisors or any Investor’s tax advisors determine that such Investor’s interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from such Investor, to provide such information to such Investor as may be necessary to fulfill such Investor’s obligations thereunder.

10.3                        Control of Subsidiaries

(a)                                      All material aspects of the formation, maintenance and compliance by any direct or indirect Subsidiary of the Company or Person Controlled by the Company, whether now in existence or formed in the future, shall be subject to the review and approval by the Board and the Company shall promptly provide the Investors with copies of all material related documents and correspondence.

(b)                                      The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Board such that the Company will be permitted to properly consolidate the financial results of any direct or indirect Subsidiary of the Company (including without limitation the PRC Companies) in consolidated financial statements for the Company prepared under the PRC GAAP.

(c)                                       The Company shall take all necessary actions to maintain any direct or indirect Subsidiary or Person Controlled by it, whether now in existence or formed in the future, as is necessary to conduct the Business as conducted or as proposed to be conducted.

(d) The Company shall use its best efforts to cause any direct or indirect Subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable Laws.

10.4                        Control Documents

(A) Each Group Company, hereby jointly and severally represents, warrants and covenants to the Investors that as of the date hereof, and during the term of the relevant Control Documents, each of the statements contained in this Section 10.4(A) is true, accurate and complete.

(a)                                 Each Group Company has the legal right, power and authority (corporate and other) to enter into and perform its/his/her obligations under each Control Document to which it/he/she is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it/he/she is a party.

(b)                                 Each Control Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)                                  The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable Law, or any Contract to which a Group Company is a party or by which a Group Company is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (iii) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company.

(d)                                 All approvals, permits and consents required in connection with the Control Documents have been obtained in writing, and no such approval, permit or consent has been withdrawn or be subject to any condition precedent which has not been fulfilled or performed.

(e)                                  Each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

(B) Perfect Harmony represents, warrants and covenants to Fengshion Capital and LC that as of the date hereof, and during the term of the relevant Control Documents, each of the statements contained in this Section 10.4(B) is true, accurate and complete.

(a)                                 Uxin WFOE has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Control Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it is a party.

(b)                                 Each Control Document to which Uxin WFOE is a party to constitutes a valid and legally binding obligation of Uxin WFOE enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)                                  The execution and delivery by Uxin WFOE of each Control Document to which it is party, and the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable Law, or any Contract to which a Group Company is a party or by which a Group Company is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (iii) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company.

(C) Fengshion Capital represents, warrants and covenants to Perfect Harmony and LC that, during the term of the relevant Control Documents, each of the statements contained in this Section 10.4(C) is true, accurate and complete.

(a)                                 Fengshion Nominee has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Control Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it is a party.

(b)                                 Each Control Document to which Fengshion Nominee is a party to constitutes a valid and legally binding obligation of Fengshion Nominee enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)                                  The execution and delivery by Fengshion Nominee of each Control Document to which it is party, and the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable Law, or any Contract to which a Group Company is a party or by which a Group Company is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (iii) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company.

10.5                        Compliance with Law

The Group Companies shall comply with (i) all applicable PRC Laws including but not limited to applicable PRC Laws relating to auction, telecommunication business, second hand vehicles, software, advertisement, Intellectual Property, anti-monopoly, taxation, employment, social welfare and benefits, and foreign exchange, and (ii) the US Foreign Corrupt Practices Act, as amended, on an ongoing basis.

10.6                        Management Personnel and Key Employees

Senior management personnel of the Group Companies, including without limitation the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, president, vice president, chairman, manager or other officers at the same or senior level of any Group Company whose annual salary and bonus exceeds US$100,000 shall be appointed, removed or replaced by the Preferred Supermajority. The engagement, dismissal and replacement of any Key Employee (as defined in the Series B Purchase Agreement) shall be approved by the Preferred Supermajority.

10.7                        Agreements among the Investors

(a)                                      The Investors agree that as long as both Perfect Harmony and any other Series B Investor hold any Shares in the Company (such other Series B Investor, each, a “Swapping Investor”), and if the parent company or other Affiliate of Perfect Harmony (the “Perfect Harmony Parent”) has successfully consummated an initial public offering in U.S., Hong Kong or any jurisdiction on an internationally recognized stock exchange, each Swapping Investor shall have the right (but not obligation), at its sole discretion upon serving a written notice to Perfect Harmony, to convert up to all its Shares in the Company into such number of offering securities of the Perfect Harmony Parent as calculated based on (1) the value of the Shares held by such Swapping Investor in the Company (calculated based pursuant to Section10.7(c) below) and (2) fixed offering price of the Perfect Harmony Parent’s offering securities determined by Perfect Harmony Parent and the underwriter(s) participating in such offering.

(b)                                      The Investors agree that as long as both Perfect Harmony and any Swapping Investor hold any Shares in the Company, if the number of directors Perfect Harmony is entitled to appoint to the Board of the Company is less than the majority number of the directors of the Company, then each Swapping Investor shall have the right to (but not obligation), at its sole discretion upon serving a written notice to Perfect Harmony, convert up to all its Shares in the Company into such number of shares of the Perfect Harmony Parent as calculated based on (1) the value of the Shares held by such Swapping Investor in the Company (calculated pursuant to Section 10.7(c) below) and (2) the Applicable Price of the shares of the Perfect Harmony Parent at the time of the conversion. The “Applicable Price” of the shares of the Perfect Harmony Parent at the time of the conversion shall be determined as follows: (1) if the shares of the Perfect Harmony Parent are listed on an established stock exchanges, such Applicable Price shall be the average closing sales price for such shares as quoted on the principal exchange on which the Perfect Harmony Parent’s shares are listed during the thirty-trading-day period prior to the date of conversion; (2) in the absence of an established public market for the shares of the Perfect Harmony Parent, the Applicable Price shall be the sales price in the latest Qualified Equity Financing of the Perfect Harmony Parent. For the purpose of this Section 10.7, a “Qualified Equity Financing” shall mean a bona fide equity financing with the net proceeds from which is no less than US$10,000,000.

(c)                                       In the conversion described in Sections 10.7(a) and (b) above, the value of the Shares held by each Swapping Investor in the Company shall be determined by the higher of: (1) the value of the Shares of the Company as determined by an independent appraiser jointly approved by the Series A1 investor and the Series B Investors holding at least two-thirds (2/3) of the issued and outstanding Series B Preferred Shares, and (2) the total investment amount paid by such Swapping Investor to the Company plus an internal return rate of 50% per annum.

(d)                                      Perfect Harmony hereby covenants to each Swapping Investor that Perfect Harmony shall take all necessary steps to ensure that the Swapping Investor can exercise its rights under this Section 10.7 pursuant to the terms and conditions hereunder.

11.                               GENERAL PROVISIONS

11.1                                   Notices

(a)                                 Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule of Notice hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule of Notice; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule of Notice with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

(b)                                 Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed for each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given in Schedule of Notice, or designate additional addresses, for purposes of this Section 11.1 by giving the other party written notice of the new address in the manner set forth above.

11.2                        Entire Agreement

This Agreement, the Series A Purchase Agreement, the Series Al Purchase Agreement, the Series B Purchase Agreement and any other Transaction Document, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof (including, without limitation the Prior Shareholders Agreement).

11.3                        Governing Law

This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

11.4                        Severability

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.5                        Third Parties

Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

11.6                        Successors and Assigns

Subject to the provisions of Section 9.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. This Agreement and the rights and obligations herein may be assigned by any Investor to any Person without the written consent of the other parties. None of the Group Companies may assign its rights or delegate its obligations under this Agreement without the written consent of the Investors except in connection with a permitted transfer in compliance with Section 5 of this Agreement.

11.7                        Interpretation; Captions

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

11.8                        Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

11.9                        Adjustments for Share Splits, Etc.

Wherever in this Agreement there is a reference to a specific number of shares of the Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.10                 Aggregation of Shares

All the Preferred Shares or Ordinary Shares held or acquired by the affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.11                 Shareholders’ Agreement to Control

If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Amended M &AA, the terms of this Agreement shall prevail as between the parties hereto (with the exception of the Company). Each party hereby undertakes to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Amended M &AA so as to eliminate such inconsistency to the fullest extent as permitted by the applicable Law.

11.12                 Dispute Resolution

Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong. The arbitration shall be conducted in English and Chinese. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

11.13                 Limitations on Subsequent Rights

Without the prior written consent of the Preferred Supermajority, the Company covenants and agrees that it shall not create, grant or issue, or cause or permit to be created, granted or issued, for the benefit of any Person any right or privilege of any nature relating to any Equity Securities of the Company which are senior to, or on a parity with, those granted to the holders of the Series B Preferred Shares. In any event and subject to the foregoing sentence, if the Company grants or issues to any Person any right or privilege of any nature relating to any Equity Securities of the Company that are superior to those of the holders of the Series B Preferred Shares, as determined in good faith by the Board, the Company shall grant such superior right or privilege to all the holders of the Series B Preferred Shares as well.

11.14                 Replacement

Upon execution of this Agreement, the Prior Shareholders Agreement will terminate immediately and be replaced and superseded by this Agreement in its entirety.

11.15                 Several Obligations of Parties

The Investors’ obligations under this Agreement shall be several and not joint.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Fairlubo Auction Company Limited

By:	/s/ Zhanming Xing
Name:
	Title:	Director

HK COMPANY:

Fairlubo Auction HK Company Limited

By:	/s/ Zhanming Xing
Name:
	Title:	Director

WFOE:

Company seal is affixed

Beijing Youxin Fengshun Lubao Vehicle Auction Co., Ltd.
(北京优信丰顺路宝机动车拍卖有限公司)

By:	/s/ Zhanming Xing
Name:
	Title:	Legal Representative

PRC DOMESTIC COMPANY:

Company seal is affixed

Beijing Fengshun Lubao Vehicle Auction Co., Ltd.
(北京丰顺路宝机动车拍卖有限公司)

By:	/s/ Zhanming Xing
Name:
	Title:	Legal Representative

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TIANJIN SUBSIDIARY:

Company seal is affixed

Tianjin Fengshun Lubao Vehicle Information Consulting Services Co., Ltd.
(天津丰顺路宝机动车信息咨询服务有限公司)

By:	/s/ Zhen Zeng
Name:
	Title:	Legal Representative

SHANGHAI SUSIDIARY:

Company seal is affixed

Shanghai Fengshun Lubao Vehicle Auction Co., Ltd.
(上海丰顺路宝机动车拍卖有限公司)

By:	/s/ Zhen Zeng
Name:
	Title:	Legal Representative

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SERIES A INVESTOR, SERIES A1 INVESTOR AND SERIES B INVESTOR:

PERFECT HARMONY GROUP LIMITED

By:	/s/ Kun Dai
	Name:	KUN DAI (戴琨)
	Title:	Director

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SERIES B INVESTOR:

FENGSHION CAPITAL INVESTMENT FUND, LP

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SERIES B INVESTOR:

LC Fund V, L.P.

By:	/s/ Lin Zhang
Name:
Title:

SIGNATURE PAGE TO
THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SERIES B INVESTOR:

LC Parallel Fund V, L.P.

By:	/s/ Lin Zhang
Name:
Title:

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

SCHEDULE OF NOTICE

If to Group Companies:

Address:	Miaopu, #35 Dahuangzhuang, Chaoyang District, Beijing (北京市朝阳区大黄庄苗圃35 号)
Fax No.:	86 10 85550900
Tel No.:	86 10 85550966
Email:	huangshuol@lubaocar.com
Contact Person:	Mr. Shuo HUANG (黄硕)

If to Perfect Harmony:

Address:	Floor 37th, Building B, Tower 3, Wangjing Soho Center, No. 10,
Wangjing Street, Chaoyang District, Beijing (100102) (北京市朝阳区望京街10 号望京SOHO 中心塔三B 段37 层，邮编：100102)
Fax No.:	(86) 010 5631 2701
Email:	zengzhen@xin.com
Contact Person:	Mr. Then ZENG (曾真)

If to Fengshion Capital:

Address:	5/F, No.2 Lane 1279, West Zhongshan Road, Changning District,
Shanghai, PRC 上海市长宁区中山西路1279 弄2 号楼5 层
Tel No.:	(86) 021-62954441
Email:	charlieg@qq.com
Contact Person:	Mr. Feng GAO

If to LC:

Address:	16F, Tower B, Raycom Infotech Park, No. 2 Kexueyuan South
Road, Zhongguancun, Haidian District, Beijing
Tel No.:	+86 10 8913 9000
Email:	zhanglina@legendcapital.com.cn
Contact Person:	张林

EXHIBIT A

PARTICULARS OF INVESTORS

Part I: Particulars of Series A Investor

Name of Series A Investor	Registered Office
PERFECT HARMONY GROUP LIMITED	Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

Part II: Particulars of Series A1 Investor

Name of Series Al Investor	Registered Office
PERFECT HARMONY GROUP LIMITED	Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

Part III: Particulars of Series B Investors

Name of Series B Investor	Registered Office
PERFECT HARMONY GROUP LIMITED	Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.
FENGSHION CAPITAL INVESTMENT FUND, LP	Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands.
LC Fund V, L.P.	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
LC Parallel Fund V, L.P.	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.